Exhibit 99

News release

Comerica CEO Curtis Farmer joins TI board of directors

DALLAS (February 16, 2023) – Texas Instruments Incorporated (TI) (Nasdaq: TXN) today announced that Curtis C. Farmer, chairman, president and chief executive officer of Comerica Incorporated and Comerica Bank, has been elected to TI’s board of directors, effective April 1.

“We’re pleased to welcome Curt to our board,” said Rich Templeton, TI’s chairman, president and CEO. “His financial acumen and breadth of knowledge on the economy and financial services for commercial enterprises will make his perspective a valuable addition to our strategic discussions.”

Mr. Farmer, 60, has more than 38 years of experience in financial services. He joined Comerica in 2008 as executive vice president of Wealth Management. He was named vice chairman of Comerica’s Retail Bank and Wealth Management divisions in 2011 and president of Comerica Incorporated and Comerica Bank in 2015. Mr. Farmer was named CEO in 2019 and assumed the role of chairman of the board in 2020.

Prior to joining Comerica, Mr. Farmer was executive vice president at Wachovia Corporation. During his 23 years with Wachovia, he held a variety of positions of increasing scope and responsibility.

Mr. Farmer holds a bachelor’s degree from Wake Forest University, where he also earned a master’s degree in business administration.

“In addition to Curt’s background in finance, he understands the importance of integrity, strong leadership and customer relationships. These are also important at TI,” said Ron Kirk, chair of the board’s governance and stockholder relations committee. “He’ll be a great addition to the board, and we look forward to working with him.”

About Texas Instruments

Texas Instruments Incorporated (Nasdaq: TXN) is a global semiconductor company that designs, manufactures, tests and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems. Our passion to create a better world by making electronics more affordable through semiconductors is alive today, as each generation of innovation builds upon the last to make our technology smaller, more efficient, more reliable and more affordable – making it possible for semiconductors to go into electronics everywhere. We think of this as Engineering Progress. It’s what we do and have been doing for decades. Learn more at TI.com.

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